Exhibit 99.1

TPG RE Finance Trust, Inc. Reports Fourth Quarter and Full Year Ended December 31, 2017 Results

New York, NY, February 26, 2018 /BusinessWire/ -- TPG RE Finance Trust, Inc. (NYSE: TRTX) (“TRTX” or the “Company”) reported its operating results for the fourth quarter and full year ended December 31, 2017.

FOURTH QUARTER 2017 HIGHLIGHTS

--	Generated GAAP net income and Core Earnings of $24.8 million, or $0.41 per diluted common share, based on a weighted average share count of 60.8 million common shares

--	Closed seven new loan commitments totaling $494.58 million, with an average loan size of $70.65 million, boosting full year closings to $1.95 billion

--	Declared cash dividends of $23.1 million, or $0.38 per common share, representing an 8.0% annualized dividend yield based on the year-end closing share price

FULL YEAR 2017 HIGHLIGHTS

--	Generated GAAP net income and Core Earnings of $94.4 million, or $1.74 per diluted common share, based on a weighted average share count of 54.2 million common shares

--	Expanded its high quality loan portfolio to $3.73 billion in total loan commitments, comprised almost entirely of floating rate, first mortgage loans with a weighted average LTV of 58.7%

--	Completed an initial public offering of 11.65 million shares of common stock at a public offering price of $20.00 per share, generating net proceeds of $211.6 million

SUBSEQUENT EVENTS

--

Closed a $932.4 million collateralized loan obligation (“CLO”) to finance one first mortgage whole loan and 25 pari passu first mortgage loan participation interests at a current advance rate of 80.0% and a weighted average coupon of LIBOR plus 1.08%

--

Closed four first mortgage loans, totaling $367.20 million of loan commitments, and has pending two first mortgage loans totaling $206.0 million, for total new loan origination volume of $573.20 million

Greta Guggenheim, Chief Executive Officer of TPG RE Finance Trust, Inc., stated: "We closed approximately $2.0 billion of loan originations in 2017, a year-over-year increase of 60%. Importantly, our growth in assets and earnings was accompanied by attractive credit spreads, which were achieved while targeting transitional loans with shorter borrower business plans. We are off to a strong start in 2018, generating solid growth in assets and strengthening our liabilities by issuing a $932.4 million CRE CLO to provide low cost, matched-term funding for almost one-third of our high-quality loan portfolio. Our performance in this highly competitive environment demonstrates the importance of our long term lending, credit and capital markets experience."

FINANCIAL RESULTS

During the quarter ended December 31, 2017, GAAP net income and Core Earnings increased to $24.8 million, or $0.41 per diluted common share, compared to $20.8 million, or $0.35 per diluted common share, during the quarter ended September 30, 2017. The increase was due primarily to net loan portfolio growth of $352.4 million and increased LIBOR during the quarter ended December 31, 2017.

For the year ended December 31, 2017, GAAP net income and Core Earnings increased to $94.4 million, or $1.74 per diluted common share, compared to $70.0 million, or $1.69 per diluted common share, during the year ended December 31, 2016. This increase was due primarily to net loan portfolio growth of $727.0 million, an increase in LIBOR, and a decrease in overall funding costs. This increase was partially offset by an increase in Management Fees and Incentive Management Fees of $5.3 million due primarily to a $211.6 million increase in stockholders’ equity resulting from the Company’s initial public offering in July 2017.

INVESTMENT TRANSACTIONS

The following loan investments closed during the quarter and year ended December 31, 2017:

•

During the three months ended December 31, 2017, the Company originated and closed seven first mortgage loans with a total commitment amount of $494.58 million, an initial funding amount of $451.77 million, and a weighted average loan-to-value ratio of 63.7%. The average loan size closed during the quarter was $70.65 million. Additionally, the Company funded $86.97 million in connection with funding obligations under existing loans, and received repayments of $182.66 million from loan maturities and partial repayments.

•

For the year ended December 31, 2017, the Company originated and closed 22 mortgage loans with a total commitment amount of $1.95 billion, an initial funding amount of $1.61 billion, and a weighted average loan-to-value ratio of 63.3%. The average loan size closed during the year was $88.43 million. Additionally, the Company funded $313.16 million in connection with funding obligations under existing loans, and received repayments of $1.20 billion from loan maturities, partial repayments of loans, and loan sales.

From January 1, 2018 through February 26, 2018, the Company originated four first mortgage loans, totaling $367.20 million of loan commitments which have closed, and has pending two first mortgage loans totaling $206.0 million for which borrowers have executed non-binding term sheets with the Company, entered into a period of exclusivity with the Company, and paid expense deposits to cover underwriting costs of the Company. These loans will have an aggregate loan commitment of $573.20 million, an initial funding amount of $503.45 million, and an average loan size of $95.53 million. These loans were funded, or will be funded upon closing, with a combination of cash-on-hand and borrowings.

BORROWING CAPACITY AND FINANCING ACTIVITIES

At December 31, 2017, the Company had cash and cash equivalents of $75.0 million and immediately available undrawn capacity of $194.6 million with respect to collateral that has been pledged to and approved by lenders under its secured revolving repurchase facilities. Total loan related borrowings were $2.1 billion as of December 31, 2017, representing a current advance rate of 66.2% against the aggregate unpaid principal balance of the loan investments pledged to support borrowings. The weighted average cost of funds for loan investments was LIBOR plus 2.45%, a decline of 15 basis points from the year ended December 31, 2016. In addition, the Company had $1.3 billion of available financing capacity under its current lending arrangements to originate or acquire mortgage loans and CMBS investments and a current weighted average cost of funds of LIBOR plus 2.41%.

INITIAL PUBLIC OFFERING

During the third quarter of 2017, the Company completed its initial public offering of 11.65 million shares of common stock at a public offering price of $20.00 per share generating net proceeds of $211.6 million; which were used to originate commercial mortgage loans consistent with the Company’s investment strategy.

COLLATERALIZED LOAN OBILIGATION

On February 14, 2018, the Company closed TRTX 2018-FL1, a $932.4 million CLO that financed one first mortgage whole loan and 25 pari passu first mortgage loan investment participation interests. TRTX 2018-FL1 has a current advance rate of 80.0%, a weighted average coupon of LIBOR plus 1.08%, and a weighted average expected life of 1.62 years at issuance. Proceeds from TRTX 2018-FL1 were used to repay $670.2 million of borrowings under three of the Company’s six secured credit facilities.

DIVIDEND

On December 19, 2017, the Company declared a cash dividend of $0.38 per common share, representing an 8.0% annualized dividend yield based on a year-end closing share price of $19.05. The cash dividend was paid on January 25, 2018 to holders of record as of December 29, 2017. During the year ended December 31, 2017, TRTX declared cash dividends of $1.56 per common share, or $85.0 million, as compared to cash dividends of $1.62 per common share, or $66.9 million, during the year ended December 31, 2016.

LOAN PORTFOLIO

The Company’s $3.73 billion mortgage loan portfolio at December 31, 2017 consisted of high quality, primarily floating rate, first mortgage loans secured by properties in the United States, with 79.1% of the loans secured by properties located in the top 25 MSAs. The loan portfolio had an aggregate unpaid principal balance of $3.20 billion, $529.04 million of unfunded loan commitments, and a weighted average LTV of 58.7%. The loan portfolio consisted of 98.0% first mortgage loans, 99.9% floating rate loans, and loans that are well-diversified by property type, with no property type comprising more than 22.5% of the total. The weighted average interest rate was LIBOR plus 4.76%. No loan impairments or loan loss reserves were recorded as of December 31, 2017. Since inception, the Company has not experienced a credit loss event.

CONFERENCE CALL AND WEBCAST INFORMATION

The Company will host a conference call tomorrow, February 27, 2018, at 8:30 a.m. Eastern Time (ET) to discuss its fourth quarter and full year 2017 results. To participate in the conference call, domestic callers should dial +1-888-317-6016 at least ten minutes prior to the scheduled call time. International callers should dial +1-412-317-6016. The Webcast may also be accessed live by visiting the Company’s investor relations website at www.investors.tpgrefinance.com/.

For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 12:00 p.m. ET on Tuesday, February 27, 2018 through 11:59 p.m. ET on Tuesday, March 13, 2018. To access the replay, listeners may use +1-877-344-7529 (domestic) or +1-412-317-0088 (international). The passcode for the replay is 10112141. The recorded replay will be available on the Company’s website for one year after the date of the call.

ABOUT TRTX

TPG RE Finance Trust, Inc. (NYSE: TRTX) (“TRTX” or the “Company”) is a commercial real estate finance company, operating as a real estate investment trust (“REIT”), that focuses primarily on directly originating, acquiring, and managing commercial mortgage loans and other commercial real estate‐related debt instruments for its balance sheet. The Company is externally managed by TPG RE Finance Trust Management, L.P., an affiliate of TPG Global, LLC (“TPG”), a leading global alternative investment firm with a 25‐year history and approximately $79 billion of assets under management. For more information regarding TRTX, visit www.tpgrefinance.com.

FORWARD-LOOKING STATEMENTS

The information contained in this earnings release contains “forward‐looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward‐looking statements are subject to various risks and uncertainties, including, without limitation, statements relating to the performance of the Company’s investments, the Company’s ability to originate loans that are in the pipeline and under evaluation by the Company, and financing needs and arrangements. Forward‐looking statements are generally identifiable by use of forward‐looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward‐looking statements are based on certain assumptions, discuss future expectations, describe existing or future plans and strategies, contain projections of results of operations, liquidity and/or financial condition or state other forward‐looking information. Statements relating to the Company’s ability to fund loans that are under signed term sheets and in closing and originate loans in the pipeline the Company is evaluating are forward-looking statements, and the Company cannot assure you that TRTX will close loans that are under signed term sheets and in closing or enter into definitive documents and close any of the loans in the pipeline that the Company is evaluating. The ability of TRTX to predict future events or conditions or their impact or the actual effect of existing or future plans or strategies is inherently uncertain. Although the Company believes that such forward‐looking statements are based on reasonable assumptions, actual results and performance in the future could differ materially from those set forth in or implied by such forward‐looking statements. You are cautioned not to place undue reliance on these forward‐looking statements, which reflect the Company’s views only as of the date of this earnings release. Except as required by law, neither the Company nor any other person assumes responsibility for the accuracy and completeness of the forward‐looking statements appearing in this earnings release. The Company does not undertake any obligation to update any forward-looking statements contained in this earnings release as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT

(212) 405-8500

IR@tpgrefinance.com

MEDIA CONTACT

TPG RE Finance Trust

Luke Barrett

(415) 743-1550

media@tpg.com

TPG RE Finance Trust, Inc.

CONSOLIDATED BALANCE SHEETS

In thousands, except share and per share data

	December 31, 2017	December 31, 2016
ASSETS
Cash and Cash Equivalents	$75,037	$103,126
Restricted Cash	700	849
Accounts Receivable	141	644
Accounts Receivable from Servicer/Trustee	220	34,743
Accrued Interest Receivable	16,861	14,023
Loans Held for Investment (includes $2,694,106 and $1,397,610 pledged as collateral under secured revolving repurchase agreements)	3,175,672	2,449,990
Investment in Commercial Mortgage-Backed Securities, Available-for-Sale (includes $47,762 and $51,305 pledged as collateral under secured revolving repurchase agreements)	85,895	61,504
Other Assets, Net	859	704
Total Assets	$3,355,385	$2,665,583
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accrued Interest Payable	$5,385	$2,907
Accrued Expenses	5,067	6,555
Collateralized Loan Obligation (net of deferred financing costs of $0 and $2,541)	—	540,780
Secured Revolving Repurchase and Senior Secured Agreements (net of deferred financing costs of $8,697 and $8,159)	1,827,104	1,013,370
Notes Payable (net of deferred financing costs of $1,601 and $2,883)	287,886	108,499
Payable to Affiliates	5,227	3,955
Deferred Revenue	317	482
Dividends Payable	23,068	18,346
Total Liabilities	2,154,054	1,694,894
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock ($0.001 par value; 100,000,000 and 125 shares authorized; 125 and 125 shares issued and outstanding, respectively)	—	—
Common Stock ($0.001 par value; 300,000,000 and 95,500,000 shares authorized; 59,440,112 and 47,251,165 shares issued and outstanding, respectively)	60	39
Class A Common Stock ($0.001 par value; 2,500,000 and 2,500,000 shares authorized; 1,178,618 and 1,194,863 shares issued and outstanding, respectively)	1	1
Additional Paid-in-Capital	1,216,112	979,467
Accumulated Deficit	(14,808)	(10,068)
Accumulated Other Comprehensive (Loss) Income	(34)	1,250
Total Stockholders' Equity	1,201,331	970,689
Total Liabilities and Stockholders' Equity	$3,355,385	$2,665,583

TPG RE Finance Trust, Inc.

CONSOLIDATED STATEMENTS OF INCOME & COMPREHENSIVE INCOME

In thousands, except share and per share data

	Year Ended December 31,
	2017	2016	2015
INTEREST INCOME
Interest Income	$198,903	$153,631	$128,647
Interest Expense	(78,268)	(61,649)	(47,564)
Net Interest Income	120,635	91,982	81,083
OTHER REVENUE
Other Income, net	1,697	416	54
Total Other Revenue	1,697	416	54
OTHER EXPENSES
Professional Fees	3,132	3,260	5,224
General and Administrative	2,975	2,199	784
Servicing and Asset Management Fees	3,068	3,625	4,011
Management Fee	14,096	8,816	6,902
Collateral Management Fee	225	849	1,257
Incentive Management Fee	4,338	3,687	1,992
Total Other Expenses	27,834	22,436	20,170
Income Before Income Taxes	94,498	69,962	60,967
Income Taxes	(146)	5	(1,612)
Net Income	$94,352	$69,967	$59,355
Preferred Stock Dividends	(16)	(16)	(15)
Net Income Attributable to Common Stockholders	$94,336	$69,951	$59,340
Basic Earnings per Common Share	$1.74	$1.69	$1.81
Diluted Earnings per Common Share	$1.74	$1.69	$1.81
Weighted Average Number of Common Shares Outstanding
Basic:	54,194,596	41,406,026	32,867,969
Diluted:	54,194,596	41,406,026	32,867,969
OTHER COMPREHENSIVE INCOME
Net Income	$94,352	$69,967	$59,355
Unrealized (Loss) Gain on Commercial Mortgage-Backed Securities	(1,284)	1,250	—
Comprehensive Net Income	$93,068	$71,217	$59,355

TPG RE Finance Trust, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands

	Year Ended December 31,
	2017	2016	2015
Cash Flows from Operating Activities:
Net Income	$94,352	$69,967	$59,355
Adjustment to Reconcile Net Income to Net Cash Provided by Operating Activities:
Amortization and Accretion of Premiums, Discounts and Loan Origination Fees, Net	(19,477)	(8,439)	14,042
Amortization of Deferred Financing Costs	11,788	9,425	6,500
Capitalized Accrued Interest	5,517	13,434	(22,373)
Gain on Sales of Loans Held for Investment and Commercial Mortgage-Backed Securities, net	(185)	—	—
Stock Compensation Expense	33	—	—
Cash Flows Due to Changes in Operating Assets and Liabilities:
Accounts Receivable	503	4,213	9,432
Accrued Interest Receivable	(3,056)	(1,813)	27,155
Accrued Expenses	(1,843)	(182)	(2,128)
Accrued Interest Payable	2,478	984	500
Payable to Affiliates	1,272	(2,243)	6,126
Deferred Fee Income	(165)	482	—
Other Assets	(44)	(94)	—
Net Cash Provided by Operating Activities	91,173	85,734	98,609
Cash Flows from Investing Activities:
Origination of Loans Held for Investment	(1,596,531)	(535,185)	(535,357)
Purchased Accrued Interest	—	—	10,815
Purchase of Loans Held for Investment	—	(412,921)	—
Advances on Loans Held for Investment	(313,160)	(318,998)	(303,584)
Principal Advances Held by Servicer/Trustee	496	—	(3,458)
Principal Repayments of Loans Held for Investment	1,164,052	781,049	718,111
Proceeds from Sales of Loans Held for Investment	65,054	—	—
Purchase of Commercial Mortgage-Backed Securities	(96,294)	(59,509)	(1,300)
Principal Repayments of Mortgage-Backed Securities	73,912	1,173	—
Purchases of Fixed Assets	(111)	(500)	—
Net Cash (Used in) Investing Activities	(702,582)	(544,891)	(114,773)
Cash Flows from Financing Activities:
Payments on Collateralized Loan Obligation	(559,574)	(539,542)	(508,746)
Proceeds from Collateralized Loan Obligation	16,254	80,083	155,946
Payments on Secured Financing Agreements	(797,018)	(369,870)	—
Proceeds from Secured Financing Agreements	1,789,394	1,117,069	376,857
Payment of Deferred Financing Costs	(8,699)	(7,426)	(6,808)
Payment to Retire Common Stock	(13,851)	—	(55,574)
Proceeds from Issuance of Preferred Stock	—	—	125

(Continued on next page)

Proceeds from Issuance of Common Stock	243,654	245,453	168,932
Proceeds from Issuance of Class A Common Stock	365	4,547	19,382
Payment of Initial Public Offering Transaction Costs	(7,060)	—	—
Dividends Paid on Common Stock	(78,475)	(71,238)	(38,966)
Dividends Paid on Class A Common Stock	(1,803)	(1,875)	(682)
Dividends Paid on Preferred Stock	(16)	(20)	(15)
Net Cash Provided by Financing Activities	583,171	457,181	110,451
Net Change in Cash, Cash Equivalents, and Restricted Cash	(28,238)	(1,976)	94,287
Cash, Cash Equivalents and Restricted Cash at Beginning of Year	103,975	105,951	11,664
Cash, Cash Equivalents and Restricted Cash at End of Year	$75,737	$103,975	$105,951
Supplemental Disclosure of Cash Flow Information:
Interest Paid	$64,003	$51,269	$38,966
Taxes Paid (Refund)	142	(5)	3,199
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Principal Repayments of Loans Held for Investment by Servicer/Trustee, Net	220	25,887	58,556
Dividends Declared, not paid	23,068	18,346	24,601
Accrued Initial Public Offering Transaction Costs	312	—	—
Accrued Deferred Financing Costs	1,054	2,953	—
Unrealized Gain on Commercial Mortgage-Backed Securities, Available-for-Sale	1,284	1,250	—
Proceeds from Secured Financing Agreements Held by Trustee	—	8,856	—
Accrued Other Assets Costs	—	110	—
Accrued Common Stock Retirement Costs	239	—	—

(End of Consolidated Statements of Cash Flows)

TPG RE Finance Trust, Inc.

Core Earnings

In thousands, except share and per share data

(unaudited)

	Three Months Ended,
	December 31, 2017	September 30, 2017
Net Income Attributable to Common Stockholders(1)	$24,754	$20,787
Non-Cash Compensation Expense	33	—
Depreciation and Amortization Expense	—	—
Unrealized Gains (Losses)	—	—
Other Items	—	—
Core Earnings	$24,787	$20,787
Weighted-Average Common Shares Outstanding, Basic and Diluted	60,796,636	58,685,979
Core Earnings per Common Share, Basic and Diluted(2)	$0.41	$0.35
Dividends Declared per Common Share	$0.38	$0.33

	Year Ended December 31,
	2017	2016
Net Income Attributable to Common Stockholders(1)	$94,336	$69,951
Non-Cash Compensation Expense	33	—
Depreciation and Amortization Expense	—	—
Unrealized Gains (Losses)	—	—
Other Items	—	—
Core Earnings	$94,369	$69,951
Weighted-Average Common Shares Outstanding, Basic and Diluted	54,194,596	41,406,026
Core Earnings per Common Share, Basic and Diluted(2)	$1.74	$1.69
Dividends Declared per Common Share	$1.56	$1.62

1.	Represents GAAP net income attributable to our common and Class A common stockholders.

2.

We use Core Earnings to evaluate our performance excluding the effects of certain transactions and GAAP adjustments we believe are not necessarily indicative of our current loan activity and operations. Core Earnings is a non-GAAP measure, which we define as GAAP net income (loss) attributable to our stockholders, including realized gains and losses not otherwise included in GAAP net income (loss), and excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) unrealized gains (losses), and (iv) certain non-cash items. Core Earnings may also be adjusted from time to time to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as determined by our Manager, subject to approval by a majority of our independent directors. The exclusion of depreciation and amortization from the calculation of Core Earnings only applies to debt investments related to real estate to the extent we foreclose upon the property or properties underlying such debt investments.

We believe that Core Earnings provides meaningful information to consider in addition to our net income and cash flow from operating activities determined in accordance with GAAP. This adjusted measure helps us to evaluate our performance excluding the effects of certain transactions and GAAP adjustments that we believe are not necessarily indicative of our current loan portfolio and operations. Although pursuant to the Management Agreement we calculate the incentive and base management fees due to our Manager using Core Earnings before incentive fees expense, we report Core Earnings after incentive fee expense, because we believe this is a more meaningful presentation of the economic performance of our common and Class A common stock.

Core Earnings does not represent net income or cash generated from operating activities and should not be considered as an alternative to GAAP net income, or an indication of our GAAP cash flows from operations, a measure of our liquidity, or an indication of funds available for our cash needs. In addition, our methodology for calculating Core Earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported Core Earnings may not be comparable to the Core Earnings reported by other companies.